Exhibit 99.1

Great Basin Scientific Receives FDA 510(k) Clearance for Stool Bacterial Pathogens Panel

At clearance, Company has nearly $2.0 million of potential annual revenue in active or scheduled evaluation for the panel; Commercial launch of mid-plex panel to begin immediately, rapid revenue ramp expected

Salt Lake City, July 13, 2017 – Great Basin Scientific, Inc. (OTCQB: GBSN), a molecular diagnostics company, today announced it has received U. S. Food and Drug Administration (FDA) 510(k) clearance for its Stool Bacterial Pathogens Panel (SBPP). More than 40 hospitals and labs are currently evaluating or are scheduled to evaluate SBPP, the Company’s second mid-plex panel. These evaluations alone represent the potential for nearly $2.0 million in annual revenue for the Company, which historically has had an 82% win rate for its product evaluations. With this FDA clearance, the Company will begin to actively market SBPP to its current customer base of over 230 hospitals and labs, and will commence aggressive outreach to potential new customers. Sites that have evaluated and are ready to adopt the panel can now purchase kits to report patient results.

“The Stool Bacterial Pathogens Panel is a milestone product for both the market and Great Basin, as this is one of the first molecular diagnostic panels available that meets the emergent reimbursement recommendations for smaller, truly syndromic panels,” said Ryan Ashton, co-founder and chief executive officer of Great Basin Scientific. “The market demand for right-sized panels is rapidly growing as evidenced by the fact that, before we received clearance and were allowed to market SBPP, our customers contacted us requesting investigational use evaluation of the panel. As a result, SBPP currently comprises 25% of all new product evaluations and 40% of the estimated potential revenue in our previously announced $5.0 million New Business Pipeline. We are excited to begin actively marketing this panel, which is priced below likely reimbursement rates, and expect demand for SBPP to add additional revenue for the Company, with significant revenue growth from the product expected later in 2017 and early 2018. We also anticipate that with its higher ASP and strong gross margins, SBPP will be a key contributor to Great Basin’s profitability goals.”

SBPP addresses a significant unmet need for an affordable panel that quickly and accurately diagnoses patients suffering from food-borne gastrointestinal distress. The assay is designed to simultaneously detect Salmonella species, Shigella species, Shiga Toxin-producing E. coli (stx1, stx 2, O157 serotype-specific genes), and Campylobacter species (C. jejuni and C. coli), key bacterial pathogens that make up nearly 95% of all food-borne illnesses in the U.S. SBPP supports lab and clinician needs with an easy-to-use workflow of less than two minutes hands-on steps, an on-demand system, and a turnaround time of under two hours, compared to conventional tests that are labor intensive, requiring multiple individual tests with poor sensitivity and long turnaround times (96 hours).

According to the Centers for Disease Control, there are 48 million food-borne illnesses in the U.S. annually, representing a significant portion of what the Company estimates to be an $800 million market for diagnostic testing solutions for gastro-intestinal distress. SBPP addresses this large market where current solutions are either too slow or too expensive relative to reimbursement rates. Considered a “right-sized” panel, SBPP produces a definitive result in under two hours, with under one minute of hands-on time, compared with conventional laboratory methods requiring extensive hands-on labor and 3-4 days of processing time to obtain a definitive result, or mega-panels that include analytes that are unnecessary and, consequently, have a higher rate of reimbursement denial.

“Clinicians have indicated to us they prefer a more targeted, therapy-focused approach to diagnostic testing over the high-priced mega-panels used in capital-intensive systems that have higher reimbursement resistance from payors,” said Sandra Nielsen, senior vice president of sales and marketing. “Further, labs are looking for ways to streamline workflow and cut costs without compromising patient safety. SBPP uniquely addresses all these needs, as demonstrated by the unexpected requests from our current customers to evaluate the panel prior to clearance. We are pleased to be able to serve current and new customers and their patients with this unique product offering, the demand for which we believe validates Great Basin’s investment in delivering right-sized panels that better meet the call for cost-effective, accurate and easy-to-use diagnostics.”

New Business Pipeline and Product Mix

As announced in the Company’s Business Update on June 26, 2017, the Company had approximately $5.0 million of potential new revenues in the new business pipeline, of which SBPP comprises nearly $2.0 million. These potential revenue estimates, as well as those below are based on the evaluating site’s own estimate of their expected testing volumes multiplied by the product price offered to the prospective customeri.

i “Scheduled” sites have committed to and have scheduled a date to begin evaluating one or more Great Basin assays; “Active Evals” are sites actively evaluating one or more Great Basin assays; “Onboarding” sites have placed at least one paid order and stated their intent to use the GBSN assay for reporting patient results.

The Company’s New Business Pipeline by product follows:

	Estimated Potential Annual Revenue
	(in 000’s)

	c. Diff	GBS	STEC	SIDR	SBPP	BORD	Total
Evaluation and onboarding	$515	$378	$418	$1,139	$1,121	$56	$3,626
Scheduled for evaluation	157	90	21	267	841	32	1,407
Total estimated annual revenue	$672	$468	$439	$1,406	$1,962	$88	$5,033

To the extent these evaluations and scheduled evaluations are converted into customers, the Company expects such conversions to begin immediately with further strong customer and revenue growth to occur between the fourth quarter of 2017 and the first quarter of 2018. The Company’s historical “win rate” (those evaluations that elect to become customers) has been 82%.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the Company’s website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position, including but not limited to statements regarding the Company’s anticipated revenue growth and annual revenues for 2017 and 2018, the anticipated run rate at the end of 2017, the Company’s expected new business pipeline, revenue from new business, expected customer “win-rates” based on historical win-rates, expected evaluation periods, anticipated revenue per evaluation starts, commercialization of SBPP and other future FDA-cleared assays, the Company’s general development plans of sample-to-result technology and products and the Company’s ability to continue as a going concern throughout the projected periods. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results, should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the assumptions of management in the revenue projections not occurring as anticipated, delay or denial in obtaining FDA approval of pending assays, uncertainty in the Company’s ability to commercialize new assays, changes in customer needs, competition in the industry being greater than anticipated, our limited operating history and history of losses; our ability to develop and commercialize new products and the timing of commercialization; our ability to obtain sufficient capital to continue as a going concern and implement our business plan; and other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Registration Statement on Form S-1 (SEC file no. 333-216045), its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and its Annual Report on Form 10-K for the year ended December 31, 2016, which are available for review at www.sec.gov. These forward-looking statements speak only as of the date hereof, and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Company Contact:

Betsy Hartman

Great Basin Scientific

385.215.3372

ir@gbscience.com

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